Exhibit 99.1

Investor Relations:	Public Relations:
Doug Miller	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-1500
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY REPORTS RECORD QUARTERLY REVENUE

FOR THE QUARTER ENDED JUNE 30, 2004

Highlights:

•	Record quarterly revenue for the third consecutive quarter which totaled $14.2 million

•	Second quarter GAAP net income of $469,000, or $0.02 per share

•	Second quarter pro forma net income of $748,000, or $0.03 per share

•	ASIC synthesis quarterly bookings increased 60 percent year over year

•	Second quarter cash flow from operations of $2.5 million

•	Record quarter-end deferred revenue balance of $17.0 million

SUNNYVALE, Calif., July 21, 2004 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended June 30, 2004. Revenue for the quarter ended June 30, 2004 was $14.2 million, a 16 percent increase from revenue of $12.2 million for the quarter ended June 30, 2003 and a five percent sequential increase from revenue of $13.5 million for the quarter ended March 31, 2004.

On a generally accepted accounting principles (GAAP) basis, net income was $469,000 or $0.02 per diluted share for the quarter ended June 30, 2004, which included amortization of intangible assets from acquisitions of $222,000 and stock-based compensation expense of $57,000. For the quarter ended June 30, 2003, GAAP net loss was $599,000, or $0.02 per diluted share, which included amortization of intangible assets of $223,000 and stock-based compensation expense of $130,000. For the quarter ended March 31, 2004, GAAP net income was $296,000, or $0.01 per diluted share, which included amortization of intangible assets from acquisitions of $223,000 and stock-based compensation expense of $62,000.

Pro forma net income was $748,000, or $0.03 per diluted share for the quarter ended June 30, 2004, compared to pro forma net loss of $246,000, or $0.01 per diluted share for the quarter ended June 30, 2003, and pro forma net income of $581,000, or $0.02 per diluted share for the quarter ended March 31, 2004. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to pro forma net income (loss) is included with this press release.

For the six months ended June 30, 2004, revenue was $27.7 million, a 17 percent increase from revenue of $23.8 million for the six months ended June 30, 2003. For the six months ended June 30, 2004, Synplicity had a GAAP net income of $765,000, or $0.03 per diluted share, compared to net loss of $1.2 million, or $0.05 per diluted share, for the six months ended June 30, 2003. Pro forma net income was $1.3 million, or $0.05 per diluted share, for the six months ended June 30, 2004, compared to pro forma net loss of $521,000, or $0.02 per diluted share, for the six months ended June 30, 2003. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to pro forma income (loss) is included with this press release.

“Our strategy to expand our market opportunities continues to pay off for us, and I am proud that we exceeded both our revenue and earnings guidance for the quarter,” said Bernard Aronson, President and CEO. “Bookings for our ASIC synthesis products grew 60% over the same period last year, led by multiple license sales with major customers. Overall bookings for our ASIC products represented 24% of total product bookings, and we believe we continued to maintain our leadership position in the FPGA synthesis marketplace. In addition, year-to-date bookings from time-based and multi-year arrangements as a percent of total bookings grew to 25% from 16% for the same period last year. Though these bookings do not fully contribute to revenue immediately, they are a source of recurring revenue and help increase our revenue visibility,” Aronson concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our next earnings conference call, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the third quarter of 2004 is expected to range from $14.4 million to $14.6 million, with sequential growth primarily due to higher license revenue

•	GAAP operating expenses for the third quarter of 2004 are expected to increase approximately two percent sequentially from the second quarter of 2004

•	GAAP and pro forma net income per fully diluted share for the third quarter of 2004 are expected to be the same as the second quarter of 2004

•	Revenue for 2004 is expected to be at the high end of our range, approximately $57 million

•	GAAP operating expenses for 2004 are expected to increase by approximately 10 percent from 2003, as compared to previous guidance of eight percent

•	GAAP net income per fully diluted share for 2004 is expected to be at the high end of our range, approximately $0.07

•	Pro forma net income per fully diluted share for 2004 is expected to be at the high end of our range, approximately $0.11

Audio Webcast

Synplicity’s earnings call will be webcast today at 1:15 p.m. Pacific, and may be accessed at http://investor.synplicity.com or at http://www.firstcallevents.com. Synplicity will discuss its second quarter 2004 results and 2004 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through September 30, 2004. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on July 21, 2004 through July 28, 2004. To listen to a replay, call (719) 457-0820, access code 313618.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation expense for stock options granted prior to Synplicity’s initial public offering. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity, Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, Structured/Platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information, visit

http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s leadership position in the FPGA software marketplace, sources of recurring revenue and revenue visibility as well as Synplicity’s business outlook for revenue, operating expenses, net income and net income per share.

These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of both its FPGA and ASIC software products relative to its competitors’ products, the market acceptance of Structured ASICs and the growth of its ASIC synthesis business. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity, Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$46,225	$45,374
Accounts receivable, net	8,211	8,024
Other current assets	1,664	2,054

Total current assets	56,100	55,452
Property and equipment, net	2,781	2,941
Goodwill	1,272	1,272
Intangible assets, net	2,792	3,237
Long-term investments	2,126	—
Other assets	757	559

Total assets	$65,828	$63,461

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$862	$1,098
Accrued liabilities	1,910	1,756
Accrued compensation	2,415	3,328
Deferred revenue	17,009	15,228

Total current liabilities	22,196	21,410
Shareholders’ equity:
Common stock	56,289	55,601
Additional paid-in capital	3,452	3,453
Deferred stock-based compensation	(155)	(275)
Accumulated deficit	(15,433)	(16,198)
Accumulated other comprehensive loss	(521)	(530)

Total shareholders’ equity	43,632	42,051

Total liabilities and shareholders’ equity	$65,828	$63,461

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
License	$8,070	$7,043	$15,464	$13,430
Maintenance	6,165	5,196	12,269	10,372

Total revenue	14,235	12,239	27,733	23,802
Cost of revenue:
Cost of license	156	100	359	156
Cost of maintenance	607	525	1,197	1,048
Amortization of intangible assets from acquisitions	222	223	445	441

Total cost of revenue	985	848	2,001	1,645

Gross profit	13,250	11,391	25,732	22,157
Operating expenses:
Research and development	5,821	5,183	11,386	10,420
Sales and marketing	5,607	5,492	11,025	10,378
General and administrative	1,327	1,270	2,490	2,416
Stock-based compensation	57	130	119	269

Total operating expenses	12,812	12,075	25,020	23,483

Income (loss) from operations	438	(684)	712	(1,326)
Other income, net	132	215	255	355

Income (loss) before income taxes	570	(469)	967	(971)
Income tax provision	101	130	202	260

Net income (loss)	$469	$(599)	$765	$(1,231)

Net income (loss) per share:

Basic and diluted net income (loss) per share:	$0.02	$(0.02)	$0.03	$(0.05)

Shares used in basic per share calculation	26,073	25,569	25,984	25,588

Shares used in diluted per share calculation	27,623	25,569	27,756	25,588

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2004	2003	2004	2004	2003
GAAP net income (loss)	$469	$(599)	$296	$765	$(1,231)
Amortization of intangible assets from acquisitions	222	223	223	445	441
Stock-based compensation	57	130	62	119	269

Pro forma net income (loss)	$748	$(246)	$581	$1,329	$(521)

Pro forma net income (loss) per share:
Pro forma net income (loss) per common share	$0.03	$(0.01)	$0.02	$0.05	$(0.02)

Shares used in pro forma per share calculation	27,623	25,569	27,875	27,756	25,588

	Quarter Ending September 30, 2004	Year Ending December 31, 2004
	(Forward-Looking)

GAAP net income per diluted share	$0.02	$0.07
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	0.01

Pro forma net income per diluted share	$0.03	$0.11